EXHIBIT 23.2

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Monaco Coach Corporation of our report dated January 26, 2002 relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

February 20, 2003